Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Brian Ketcham Joins Lindsay as Vice President and Chief Financial Officer

OMAHA, NEB., April 4, 2016—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, announced today that Brian Ketcham will join Lindsay Corporation as Vice President and Chief Financial Officer, effective April 11, 2016. Mr. Ketcham will succeed Jim Raabe in this position as Mr. Raabe has communicated his intent to retire. Mr. Raabe will assist with the transition of his duties to Mr. Ketcham and with various acquisition activities until his retirement expected to be in December 2016.

For the past 15 years, Mr. Ketcham has served in various finance roles at Valmont Industries, Inc., most recently as Vice President and Group Controller of the Engineered Support Structures segment. Prior to joining Valmont, Mr. Ketcham held various positions with Consolidated Container Company LLC and KPMG LLP.

Rick Parod, President and Chief Executive Officer of Lindsay Corporation, commented, “I would like to thank Jim for his contributions to Lindsay Corporation. Jim has lead the further development of our Finance and IT functions to support our growth, and assisted in the overall strategy implementation throughout the company.”

Mr. Parod continued, “We are very excited to have Brian join our executive team. Brian has extensive finance leadership experience and will be a great fit as we continue to grow our business.”

About the Company

Lindsay manufactures and markets water management equipment and services including irrigation systems, pump stations, filtration, and M2M controls designed to increase or stabilize crop production while conserving water, energy, and labor, and that also provide efficiency benefits in various industrial applications. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At February 29, 2016 Lindsay had approximately 10.8 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.